Exhibit 5.1
Richard B. Hirst
Senior Vice President — General Counsel
December 17, 2008
Delta Air Lines, Inc.
Hartsfield-Jackson Atlanta International Airport
Atlanta, Georgia 30320-60014

Re:	Delta Air Lines, Inc. Registration Statement on Form S-3
Ladies and Gentlemen:
     I am Senior Vice President — General Counsel of Delta Air Lines, Inc., a Delaware corporation (the “Company”). My opinion has been requested in connection with the sale of up to 18,172,219 shares of Common Stock of the Company, par value $0.0001 per share (the “Shares”), pursuant to the Company’s Registration Statement on Form S-3, as filed with the Securities and Exchange Commission (the “SEC”) on December 17, 2008, and as may be amended from time to time (the “Registration Statement”), pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and any related prospectus. The Shares are being offered and sold pursuant to the Continuous Offering Program Equity Distribution Agreement, dated December 17, 2008, between the Company and Citigroup Global Markets Inc. (the “Agreement”).
     I have examined the Registration Statement, the Agreement, the unanimous written consent of the Board of Directors of the Company effective as of December 16, 2008 and the unanimous written consent of the Pricing Committee of the Board of Directors of the Company dated December 16, 2008 (together, the “Board Actions”), documents, certificates and records of the Company and other documents, matters of fact and questions of law that I have deemed necessary or appropriate for the purposes of this opinion. In my examination, I have assumed the authenticity of original documents and the genuineness of all signatures, the conformity to the originals of all documents submitted to me as copies, and the truth, accuracy, and completeness of the information, representations, and warranties contained in the records, documents, instruments, and certificates I have reviewed. I have also assumed that at the time of any issuance of Shares, the Board Actions will not have been modified or rescinded.
     The opinions expressed herein are limited in all respects to the General Corporation Law of the State of Delaware, the applicable provisions of the Delaware Constitution, and the reported judicial decisions interpreting these laws, and the federal laws of the United States and no opinion is expressed with respect to the laws of any other jurisdiction or any effect which such law may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.
     Based upon the foregoing, I am of the opinion that, when sold in accordance with the terms of the Agreement, the Shares will be duly authorized, validly issued, fully paid, and non-assessable.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and further consent to the use of my name wherever appearing in the Registration Statement, including any prospectus constituting a part thereof, and any amendments thereto. In giving this consent, I do not admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Sincerely,
/s/ Richard B. Hirst
Richard B. Hirst
Senior Vice President — General Counsel

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